MAJORITY WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
OF
STRIKEFORCE TECHNOLOGIES, INC.

The undersigned, constituting a majority of the members of the Board of Directors of StrikeForce Technologies, Inc., a Wyoming corporation (the "Company"), acting by written consent in lieu of a meeting pursuant to Wyoming Statute Annotated Section 17-16-821, do hereby adopt and consent to the adoption of the following resolutions with the same force and effect as though adopted at a meeting of directors duly called and held:

WHEREAS, as of the date hereof, the Company has executed a Drawdown Equity Financing Agreement and an associated Registration Rights Agreement for up to a $6,000,000 line with Auctus Private Equity Fund, LLC, the terms of which include an origination fee of $15,000, for which StrikeForce already paid $3,000, will pay a second $3,000 in stock or cash within thirty days post the S1 being made effective and $9,000 be paid in the Company's restricted common shares which has a cost basis of $0.016 per share and a total of 562,500 common shares, to be issued pursuant to Schedule A consisting of shares of the Company's common stock which are restricted, fully-paid and non-assessable;

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company hereby authorizes and directs the Company to issue an aggregate of 562,500 shares of restricted common stock of the Company at a basis of $0.016 in the amount as set forth in Schedule A annexed hereto;

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to take or cause to be taken any and all such further actions and to prepare, execute, deliver and file, or cause to be prepared, executed, delivered and filed, all such further consents, documents, agreements, certificates and undertakings in the name of and on behalf of the Company as they shall in their judgment determine to be necessary, proper or desirable to carry out fully the intent and purposes of the foregoing resolution, the execution and delivery of any such documents and instruments and the performance of any such acts to be conclusive evidence of his authority to do so; and be it further

RESOLVED, that all actions of any kind heretofore taken by any officer of the Company, in the name and on behalf of the Company, in connection with the matters authorized in the foregoing resolution be, and they hereby are, ratified, confirmed and approved in all respects; and be it further

RESOLVED, that a copy of this written consent be filed in the minute book of the Company.

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Schedule A

Name & Social Security No. (Tax I.D.)	Address	No. of Free Trading Shares
Auctus Private Equity Management, Inc. Tax ID: 26-3675912	Auctus Private Equity Fund, LLC Attn: Lou Posner 101 Arch Street 20th Floor, Suite 2010 Boston, MA 02110 (617) 933-5296	562,500

IN WITNESS WHEREOF, the undersigned have executed this Majority Written Consent, effective as of the 3rd day of May 2012.

DIRECTORS:

Mark L. Kay

Ram Pemmaraju

George Waller